Exhibit 99.1

Digital Recorders, Inc. Announces Distribution Agreement with Verint Systems Inc. to Provide Co-Branded Audio/Video Surveillance Solutions for Transit Industry

    DALLAS--(BUSINESS WIRE)--May 11, 2005--Digital Recorders, Inc. (DRI) (NASDAQ: TBUS), a market leader in transit, transportation, and law enforcement digital communications and audio enhancement systems, announced today that it has entered into a distribution agreement with Verint Systems Inc. (NASDAQ: VRNT), based in Melville, N.Y., a leading provider of actionable intelligence solutions, to introduce new security-related products and services within DRI's core intelligent transportation system (ITS) market.
    Through the distribution agreement, which remains effective until the parties elect termination, the Company's on-vehicle information capture, processing, and storage technologies will be joined with Verint Systems Inc.'s off-vehicle surveillance technologies to produce co-branded products offering a unique approach to security risk mitigation for operators of surface transportation systems. The resulting new security-related products will include on-vehicle video surveillance interfaces with DRI's global positioning, satellite-based automatic vehicle locating (AVL) and automatic vehicle monitoring
(AVM) products.
    "We are excited to be rolling-out this increased focus on the security risk mitigation aspect of our established ITS business. Although we do not expect significant revenue or operating profit implications in fiscal year 2005, we plan to build the foundation to generate profitable revenue in fiscal year 2006 and beyond," David L. Turney, the Company's Chairman, Chief Executive Officer, and
President, said.
    According to Mr. Turney, working with an organization such as Verint Systems Inc. to deliver a co-branded, unique product is fundamental to DRI's long-term strategies and goals. "In our opinion, Verint Systems Inc. has leading-edge capabilities in video surveillance, including capture, analysis, storage, retrieval, and facilitation of appropriate action when threats are detected. Their emphasis is predominately off-vehicle. DRI's strengths are in capture, presentation, processing, and storage of information on-board the vehicle and delivery of that information to processing capability in actionable form. This combination of strengths should place the DRI-Verint Systems Inc. team in a strong position to assist surface transportation customers in mitigation of security risks."
    Mr. Turney said security risk mitigation is becoming increasingly important for operators of transportation systems. "With the ever-present threat of terrorist activities around the globe, I would list among the transit industry's top concerns in the context of security: (1) the need for timely detection of security threats; (2) the need for enabling prompt and appropriate response by transit operators and law enforcement personnel; and (3) the need for pro-active measures that will help us thwart terrorist actions. DRI is dedicated to addressing these concerns as they apply to our core ITS business and to providing solutions through our products and services."
    "DRI's business is rooted in the established ITS market. DRI already has established products and markets, and growing revenue. Our ITS business virtually has always had a security risk mitigation benefit. Now we are significantly expanding that benefit," Mr. Turney added.

    ABOUT VERINT SYSTEMS INC.

    Verint Systems Inc., headquartered in Melville, New York, is a leading provider of analytic software-based solutions for communications interception, networked video security and business intelligence. Verint software, which is used by over 1,000 organizations in over 50 countries worldwide, generates actionable intelligence through the collection, retention and analysis of voice, fax, video, email, Internet and data transmissions from multiple communications networks. Verint is a subsidiary of Comverse Technology, Inc. (NASDAQ: CMVT). For more information, go to www.verint.com.

    ABOUT THE COMPANY

    Digital Recorders, Inc. is a market leader in transit, transportation and law enforcement or security digital communications and audio enhancement systems using proprietary software applications. Our products improve the flow and mobility of people through transportation infrastructure, mitigate security threats, and enhance law enforcement agencies' surveillance capabilities. Our transit communications products - TwinVision(R) and Mobitec(R) route destination signage systems, Talking Bus(R) voice announcement systems, Internet-based passenger information systems, and computer aided dispatch/ automatic vehicle locating and monitoring systems - enhance public transportation and mitigate security threats worldwide. Our electronic surveillance tools, including microphone amplifiers and processors, countermeasures devices, speech activity detectors, and radio/television noise cancellers, help law-enforcement agencies around the globe detect, capture, arrest and prosecute criminals. For more information about DRI and its operations worldwide, go to www.digrec.com.

    FORWARD-LOOKING STATEMENTS

    Statements regarding DRI's distribution agreement with Verint Systems Inc., future security-related product development and sales, as well as other statements that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number or risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements. These include, but are not limited to, uncertainties surrounding DRI's anticipated benefits of a joint agreement with Verint Systems Inc., any future development and sale of products and services, risks and uncertainties related to general economic conditions, product demand and market acceptance risks, and the results of implementing the Company's business plan. Refer to the Company's various Securities and Exchange Commission filings, such as its Forms 10-Q and 10-K, for further information about forward-looking statements and risks associated with the Company's business.

    CONTACT: Digital Recorders, Inc.
             Veronica B. Marks, 214-378-4776
             Fax: 214-378-8437
             E-Mail: veronicam@digrec.com